Exhibit 10.1

February 27, 2014

Jane E. Shaw, Ph.D.

Chairman, Compensation Committee of the Board of Directors

McKesson Corporation

One Post Street

San Francisco, California 94104

Dear Jane,

Further to my conversations with you, the Compensation Committee and the Board of Directors, I am voluntarily relinquishing the right to receive approximately $45 million from the amount payable to me under the McKesson Corporation Executive Benefit Retirement Plan (“EBRP”) had I resigned as of the end of fiscal year 2013. As you know, my benefit under EBRP began as a result of a contractual obligation McKesson made to me in my original 1996 employment agreement. Nevertheless, the value of my pension benefit has become a source of distraction for McKesson in its relationships with certain stakeholders, which has led me to make this decision.

Where capitalized terms are used in this letter, they have the meanings ascribed to them in my employment agreement, as amended through November 1, 2008 (my “Employment Agreement”). Effective immediately, I agree that my benefit under EBRP will be fixed at a cash lump sum in the amount of $114,000,000, net of applicable withholdings (this cash lump sum amount is referred to herein as the “EBRP Benefit”). I understand and agree that the EBRP Benefit is a fixed amount that is not subject to adjustment under any circumstances, and that it will become payable in lieu of any amount that may result from formulas set forth in my Employment Agreement or EBRP, under all of the relevant employment termination scenarios provided for under my Employment Agreement, including by reason of my death or disability. I understand and agree that my estate, representatives, heirs and beneficiaries will be bound by the terms this letter. I further acknowledge that all other provisions of EBRP and my Employment Agreement regarding my benefit under EBRP continue to apply.

I understand and agree that this letter will be publicly disclosed and filed, as required by law. I acknowledge the receipt of good and valuable consideration for my relinquishment of the rights set forth above. I further acknowledge that said consideration does not include any collateral agreements, promises, or representations by McKesson regarding my relinquishment of these rights under my Employment Agreement, the effect of my doing so, or any aspect of my continuing employment with McKesson.

I waive for all time the right, if any, to (i) claim that McKesson has breached my Employment Agreement or (ii) claim Good Reason for the termination of my employment under my Employment Agreement, in any case, based solely on my having executed and delivered this letter or the terms that are

McKesson Corporation

One Post Street

San Francisco, CA 94104

www.mckesson.com

contained in it, or based on McKesson’s having accepted and agreed to the terms of this letter. I also agree that nothing in this letter is to be construed as an admission by McKesson that McKesson’s acceptance of this letter constitutes a breach of my Employment Agreement or Good Reason for the termination of my employment under my Employment Agreement.

I fully understand the terms of this letter and I have consulted with my own attorney and financial advisor during the preparation of this letter.

Sincerely,

/s/ John H. Hammergren
John H. Hammergren
Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jane E. Shaw	Date: February 27, 2014
Jane E. Shaw, Ph.D.
Chairman, Compensation Committee

ACKNOWLEDGED:

/s/ Jorge L. Figueredo	Date: February 27, 2014
Jorge L. Figueredo
Executive Vice President,
Human Resources

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